Exhibit 10.6
LYCIA THERAPEUTICS, INC.
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN
This Executive Severance and Change in Control Plan (this “Plan”) was adopted by the Board of Directors (the “Board”) of Lycia Therapeutics, Inc., a Delaware corporation (the “Company”) and is effective on the Effective Date. Unless otherwise indicated, capitalized terms used in this Plan are defined in Section 5 below.
1.Eligibility.
The following Company employees are eligible to participate in this Plan (each, an “Executive”):
(a)    Eligible Employees. The Board or the Compensation Committee of the Board (the “Committee”) shall designate each Eligible Employee who will participate in this Plan. For purposes of this Plan, except as otherwise determined by the Committee, an “Eligible Employee” means an individual who is an employee of the Company or any of its subsidiaries employed (i) as Chief Executive Officer (“CEO”), (ii) as a Chief-level employee (other than CEO) (“C-level”), or (iii) as a Senior Vice President (“SVP”). Notwithstanding the foregoing, the term “Eligible Employee” will not include any individual employed on a temporary or interim basis at a level that would otherwise qualify such individual as an Eligible Employee.
2.Termination of Participation.
An Executive’s participation in this Plan shall terminate upon the earlier of (a) the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or (b) the date the Company has met all of its obligations under this Plan following a Qualifying Termination of the Executive’s employment, in each case subject to Section 8(e) below.
3.Severance Payments & Benefits.
Executive’s benefits upon a Qualifying Termination are set forth in this Section 3. Executive’s level of benefits under Section 3(a) or Section 3(b) below, as applicable, shall be determined based on Executive’s role at the time of Executive’s Qualifying Termination (or based on Executive’s role, if higher, in effect immediately prior to a Change in Control, solely with respect to a Qualifying Termination during a Change in Control Period).
Any other provision of this Plan notwithstanding, Executive’s receipt of any payments or benefits under this Section 3 is subject to Executive’s delivery to the Company of a general release of claims to the greatest extent permitted under applicable law (in the Company’s then standard form and not including any release of rights to indemnification) that he or she may then have against the Company or persons affiliated with the Company (the “Release”), and satisfaction of all conditions to make the Release effective, within sixty (60) days following Executive’s Qualifying Termination (such sixty (60) day period, the “Release Period”). In no event will any payment or benefits under this Plan be paid or provided until the Release becomes effective and irrevocable (the “Release Requirement”).
Payment of the severance payment, if any, payable pursuant to Section 3(a)(i) or Section 3(b)(i), as applicable, shall be made in a single lump sum payment, within ten (10) days following expiration of the Release Period, and in any event not later than March 15th of the year following such Qualifying Termination.

(a)    Other than During a Change in Control Period. If the Executive is subject to a Qualifying Termination other than during a Change in Control Period, the Executive shall be entitled to the following:
(i)    Severance Payments. The Company shall pay the Executive the number of months of Executive’s Base Salary as indicated with respect to Executive’s role as set forth in the Severance (Other than During a Change in Control Period) chart below less any amounts that the Company may pay to the Executive pursuant to any garden leave or similar arrangement. To the extent the foregoing amount is payable under Section 3(b), it will not be paid under this Section 3(a).

Severance (Other than During a Change in Control Period)

	CEO	C-Level	SVP

Months of Base Salary	12	9	6

(ii)    Health Care Benefit. If the Executive elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his or her employment, then the Company shall pay the Executive’s full monthly premium (including both employer and employee costs, and covering both the Executive and his/her eligible dependents) under COBRA until the earliest of (A) the period indicated with respect to Executive’s role as set forth in the COBRA Continuation Period (Other than During a Change in Control Period) chart below, (B) the date when the Executive receives similar coverage with a new employer or (C) the expiration of the Executive’s continuation coverage under COBRA. The Executive shall provide the Company with notice if/when the Executive obtains comparable health insurance coverage from a new employer.

COBRA Continuation Period (Other than During a Change in Control Period)

	CEO	C-Level	SVP

Months of COBRA	12	9	6

(iii)    Equity. If the CEO is subject to a Qualifying Termination other than during a Change in Control Period, then, subject to the Release Requirement, (i) each of the CEO’s then-outstanding unvested Equity Awards, other than Performance Awards, shall accelerate and become vested and exercisable or settled with respect to fifty percent (50%) of the unvested shares subject thereto, and (ii) each of the CEO’s outstanding vested stock options (after giving effect to the foregoing acceleration) shall remain exercisable until the earlier of (A) twelve (12) months following the date of the Qualifying Termination and (B) the expiration of the option’s maximum term. The vesting of Performance Awards shall be governed by the terms of the applicable Performance Award agreement. Any portion of the CEO’s Equity Awards that does not vest pursuant to clause (i) shall remain eligible to vest pursuant to Section 3(b)(iii) to the extent the Qualifying Termination occurs during a Change in Control Period.

(b)    During a Change in Control Period. If the Executive is subject to a Qualifying Termination during a Change in Control Period, the Executive shall be entitled to the following:
(i)    Severance Payments. The Company shall pay the Executive the number of months of Executive’s Base Salary indicated with respect to Executive’s role as set forth in the Severance (During a Change in Control Period) chart below less any amounts that the Company may pay to the Executive pursuant to any garden leave or similar arrangement. Any amount previously paid to the Executive under Section 3(a)(i) shall reduce the amount payable under this Section 3(b)(i).

Severance (During a Change in Control Period)

	CEO	C-Level	SVP

Months of Base Salary	18	12	9

(ii)    Bonus Payments. The Company shall pay the Executive the number of months of the Target Bonus (i.e., Target Bonus/12) indicated with respect to Executive’s role as set forth in the Bonus Amount (During a Change in Control Period) chart below. To the extent the foregoing amount is payable under Section 3(a), it will not be paid under this Section 3(b).

Bonus Amount (During a Change in Control Period)

	CEO	C-Level	SVP

Months of Target Bonus	18	12	9

(iii)    Health Care Benefit. If the Executive elects to continue his or her health insurance coverage under COBRA following the termination of his or her employment, then the Company shall pay the Executive’s full monthly premium under COBRA (including both employer and employee costs, and covering both the Executive and his/her eligible dependents) until the earliest of (A) the period indicated with respect to Executive’s role as set forth in the COBRA Continuation Period (During a Change in Control Period) chart below, (B) the date when the Executive receives similar coverage with a new employer or (C) the expiration of the Executive’s continuation coverage under COBRA. The Executive shall provide the Company with notice if/when the Executive obtains comparable health insurance coverage from a new employer.

COBRA Continuation Period (During a Change in Control Period)

	CEO	C-Level	SVP

Months of COBRA	18	12	9

(iv)    Equity.
(1)    Each of Executive’s then-outstanding unvested Equity Awards, other than Performance Awards (as defined below), shall accelerate and become vested and exercisable or settled with respect to 100% of the unvested shares subject thereto. With respect to Equity Awards that remain subject to vesting based upon satisfaction of performance criteria (“Performance Awards”), the vesting will accelerate as set forth in the terms of the applicable Performance Award agreement. Subject to the Release Requirement, the accelerated vesting described above shall be effective as of the Qualifying Termination; provided, that, if the Qualifying Termination during a Change in Control Period occurs prior to the Change in Control, then any unvested portion of the terminated Executive’s Equity Awards will remain outstanding and eligible to vest solely pursuant to this Section 3(b)(iv) for three (3) months (or, solely in the case of the CEO, for twelve (12) months) following the Qualifying Termination (provided that in no event will the terminated Executive’s Equity Awards remain outstanding beyond the expiration of the Equity Award’s maximum term). In the event that the proposed Change in Control is terminated without having been completed, any unvested portion of the terminated Executive’s Equity Awards automatically will be forfeited.
(2)    Notwithstanding anything to the contrary, to the extent the buyer entity (if any) of the Company refuses to assume, convert, replace or substitute Executive’s unvested Equity Awards in connection with a Change in Control (which shall expressly include paying-out Equity Awards in cash or other property, including on their existing vesting schedules), then notwithstanding any other provision in this Plan, the Equity Plans or any Equity Award Agreement to the contrary, each of Executive’s then-outstanding and unvested Equity Awards, other than Performance Awards, that are not assumed, converted, replaced or substituted, shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the Equity Awards effective immediately prior to the Change in Control, as applicable and terminate to the extent not exercised (as applicable) upon the Change in Control. With respect to Performance Awards, the vesting for such Performance Awards will accelerate only as set forth in the terms of the applicable Performance Award agreement.
(c)    Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding Section 3(a)(ii) or Section 3(b)(ii) above, if the Executive is eligible for, and the Company determines, in its sole discretion, that it cannot pay, the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to the Executive a fully taxable cash payment equal to the applicable COBRA premiums (including premiums for the Executive and the Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the period the Executive remains eligible for the benefit under Section 3(a)(ii) or Section 3(b)(ii) above. The Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. Notwithstanding the foregoing, the number of months included in the Special Cash Payment to be paid, in any case, shall be reduced by the number of months of COBRA premiums previously paid by the Company.
(d)    Accrued Compensation and Benefits. In connection with any termination of employment prior to, upon or following a Change in Control (whether or not a Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay (to the extent required by law) and unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangements.
4.Covenants.
(a)    Conflicts of Interest. The Executive agrees that, during his or her employment with the Company, he or she will be subject to any conflict of interest policy adopted by the Company or required by law that is applicable to employees (including, but not limited to officers of the Company) and that he or she shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. For purposes of this section, it shall be considered a conflict of interest to engage in other employment, consulting or other business activity that would prevent the Executive from (i) devoting full attention to his or her duties to the Company; (ii) that would involve using or require disclosure of the Company’s confidential information of the Company or any of its affiliates; (iii) that would present a risk of breach of fiduciary duty to the Company or its affiliates.
(b)    Restrictive Covenants. The receipt of any severance pay or other benefits pursuant to this Plan will be subject to Executive’s continued compliance with any written agreements between the Company and Executive relating to confidentiality, non-competition, non-solicitation and non-interference, to the extent permitted by applicable law.
(c)    Cooperation and Non-Disparagement. The Executive agrees that, during the longer of twelve months or the applicable severance period in Section 3 following his or her cessation of employment, he or she shall cooperate with the Company in every reasonable respect and shall use his or her best efforts to assist the Company with the transition of Executive’s duties to his or her successor. The Executive further agrees that, during this period, he or she shall not in any way or by any means disparage the Company, the members of the Board or the Company’s officers and employees.
This Section 4 shall in no manner limit obligations of the Executive under any other agreement, including the Employee Invention Assignment and Confidentiality Agreement (which shall remain in full effect pursuant to its terms following Executive’s termination, between the Company and the Executive in any manner); provided, that, to the extent the terms of this Section 4 directly conflict with the terms of any such agreement, the agreement containing the most Company-favorable terms that are enforceable shall govern.
5.Definitions.
(a)    “Base Salary” means the Executive’s base salary at the rate in effect at the time of Executive’s Qualifying Termination (or at the rate in effect immediately prior to a reduction in the base salary that gave rise to Good Reason, solely with respect to a Qualifying Termination during a Change in Control Period).
(b)    “Cause” means any of the following: (A) the Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of funds, property, or trade secrets, fraud or embezzlement; (B) the Executive’s material breach of any written employment or equity agreement between the Executive and the Company that causes harm to the Company; (C) the Executive willfully refuses to implement or follow a lawful directive by the Company, directly related to the Executive’s duties; (D) the Executive engages in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with the Executive’s position; (E) the Executive’s conviction of (including any plea of no contest to) a felony or a crime involving moral turpitude; (F) the Executive’s material breach of the Employee Invention Assignment and Confidentiality Agreement or similar agreement entered into between the Executive and the Company; (G) gross negligence or willful misconduct in the performance of the Executive’s duties that has had or will have an adverse effect on the Company’s reputation or business, (H) material violation of any Company rule, regulation, procedure or policy, including but not limited to the Company’s Code of Conduct; (I) persistent unsatisfactory performance of job duties after written notice from the Company; (J) conduct by the Executive, which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve; or (K) the Executive’s failure to cooperate in good faith with the Company or its affiliates in any investigation or formal proceeding (whether governmental or internal) if the Company or its affiliates have requested the Executive’s reasonable cooperation. Provided, however, that with respect to prongs (B), (C), (D), (H), (I), (J), and (K), the Company will provide the Executive with written notice of the alleged actions or failures constituting Cause and shall provide the Executive with a period of thirty (30) days in which to cure, to the extent cure is possible (as determined by the Company).
(c)    “Change in Control” means a Corporate Transaction, as defined in the Equity Plan.
(d)    “Change in Control Period” means the period commencing three (3) months prior to a Change in Control (only if after a Potential Change in Control) and ending twelve (12) months following a Change in Control.
(e)    “Code” means the Internal Revenue Code of 1986, as amended.
(f)    “Disability” has the meaning set forth in Section 22(e)(3) of the Code.
(g)    “Effective Date” means the date on which the Registration Statement covering the initial public offering of the shares of common stock of the Company is declared effective by the U.S. Securities and Exchange Commission.
(h)    “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive under the Lycia Therapeutics, Inc. 2026 Equity Incentive Plan, the Lycia Therapeutics, Inc. 2020 Equity Incentive Plan, or any similar equity compensation plan of the Company (including any such plans assumed in connection with any acquisitions or any awards assumed in connection with any acquisitions) (the “Equity Plan”), including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights.
(i)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(j)    “Good Reason” means any of the following actions by the Company without the Executive’s written consent and provided (A) the Company receives, within sixty (60) days following the occurrence of any of the events set forth in clauses (1) through (5) below, written notice from the Executive specifying the specific basis for the Executive’s belief that the Executive is entitled to terminate employment for Good Reason, (B) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (C) the Executive terminates the Executive’s employment within thirty (30) days following expiration of such cure period:
(1)a material diminution in the Executive’s responsibilities, authority or function, which shall expressly include:
a.for the CEO of the Company, (x) a change in reporting such that the CEO does not report to the board of directors of the ultimate parent entity of the Company or (y) a change in title or role such that the CEO is not the chief executive officer of the ultimate parent entity of the Company;
b.for an executive other than the CEO (x) solely following a Change in Control, if such executive reports to the Company’s CEO, a change in reporting such that the Executive reports to someone other than the Company’s CEO or the chief executive officer of the ultimate parent entity of the Company or (y) if such executive is head of a business function, a change in role such that the Executive is no longer the head of the same business function of the ultimate parent entity of the Company (e.g., if the Executive’s role was head of sales at the Company, Executive’s role is not the head of sales at the ultimate parent entity of the Company); or,
(2)the requirement that the Executive change the Executive’s principal office to a facility that increases the Executive’s one-way commute by more than thirty-five (35) miles,
(3)the Company’s material breach of this Plan or another written agreement between the Executive and the Company governing an Equity Award;
(4)a material reduction in the Executive’s annual base salary in effect immediately prior to such reduction, or
(5)a successor of the Company does not assume this Plan.
(k)    “Potential Change in Control” means the date of execution of a definitive agreement providing for a Change in Control if such transaction is consummated.
(l)    “Qualifying Termination” means a termination of employment resulting from a termination by the Company of the Executive’s employment for any reason other than Cause or a termination by the Executive of the Executive’s employment for Good Reason. Termination due to Executive’s death or Executive’s Disability will in no event constitute a Qualifying Termination.
(m)    “Section 409A” means Section 409A of the Internal Revenue Code and the regulations thereunder.
6.Successors.
(a)    Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Plan and to agree expressly to perform this Plan in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Plan by operation of law.
(b)    Executive’s Successors. This Plan and all rights of an Executive hereunder shall inure to the benefit of, and be enforceable by, such Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
7.Tax Matters.
(a)    Section 280G; Best After-Tax Result. In the event that any payment or benefit received or to be received by the Executive pursuant to this Plan or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of

Section 6, such Payments shall be either (A) provided in full pursuant to the terms of this Plan or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to the Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that the Executive pays all taxes at the highest marginal rate. The Company and the Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 7(a)(ii)(B) above applies, then based on the information provided to the Executive and the Company by Independent Tax Counsel, the Executive may, in the Executive’s sole discretion and within thirty (30) days of the date on which the Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by the Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to the Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 7(b) hereof shall apply, and the enforcement of Section 7(b) shall be the exclusive remedy to the Company.
(b)    Adjustments. If, notwithstanding any reduction described in Section 7(a) hereof (or in the absence of any such reduction), the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then the Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that the Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 7(b), Executive shall pay the Excise Tax.
(c)    Section 409A.
(i)    Separation from Service; Installments. It is intended that the right of any Executive to receive installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments for purposes of Section 409A of the Code. It is further intended that all payments and benefits hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and are otherwise exempt from or comply with Section 409A of the Code. Accordingly, to the maximum extent permitted, this Plan shall be interpreted in accordance with that intent. To the extent necessary to comply with Section 409A of the Code, if the designated payment period for any payment under this Plan begins in one taxable year and ends in the next taxable year, the payment will commence or otherwise be made in the later taxable year.
(ii)    Specified Employee. For purposes of Section 409A of the Code, if the Company determines that an Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of his or her separation from service, then to the extent delayed commencement of any portion of the payments or benefits to which the Executive is entitled pursuant to this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion shall not be provided to the Executive until the earlier of (i) the expiration of the six-month period measured from the Executive’s separation from service or (ii) the date of the Executive’s death. As soon as administratively practicable following the expiration of the applicable Section 409A(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump-sum to the Executive and any remaining payments due pursuant to this Plan shall be paid as otherwise provided herein.
8.Miscellaneous Provisions.
(a)    Other Severance Arrangements. Except as otherwise specified herein, this Plan represents the entire agreement between Executive and the Company with respect to any and all severance arrangements, change in control and/or severance plans, vesting acceleration arrangements, and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between the Executive and the Company relating to the subject matter hereof, including but not limited to, any and all agreements governing any Equity Award, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, and change in control and severance arrangements pursuant to an employment agreement or offer letter, and, in consideration of the opportunity to participate in this Plan, Executive hereby waives Executive’s rights to any and all such other severance or acceleration payments or benefits, as applicable.
(b)    Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Plan, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Plan or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Francisco, California, and conducted by JAMs under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.
(c)    Notice. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(d)    Administration and Interpretation. This Plan will be administered by the Board, the Committee, or a committee designated by the Board. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee or the committee, the Board will have full power to implement and carry out this Plan, including but not limited to the ability to (i) construe and interpret this Plan, and any other agreement or document executed pursuant to this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) select persons to participate in this Plan, (iv) make all other determinations necessary or advisable for the administration of this Plan; and (v) delegate any of the foregoing to a subcommittee consisting of one or more executive officers pursuant to a specific delegation as permitted by applicable law. Any determination made by the Board with respect to this Plan shall be made in its sole discretion, and such determination shall be final and binding on the Company and all persons having an interest under this Plan. Any dispute regarding the interpretation of this Plan shall be submitted by the Executive or Company to the Board, the Committee or committee, for review. The resolution of such a dispute by the Board, the Committee or committee, shall be final and binding on the Company and the Executive. The Board, or committee, shall review and resolve disputes with respect to this Plan with Executives, and such resolution shall be final and binding and conclusive.
(e)    Amendment; Termination. This Plan may be amended or modified by the Board or Committee, without the consent of any Executive. Notwithstanding anything herein to the contrary, in no event shall any amendment or modification, suspension or termination adversely affect the rights of any Executive who is then receiving or entitled to receive payments or benefits under this Plan, without the prior written consent of such Executive. Following a Change in Control, this Plan shall terminate when any benefits under this Plan are no longer capable of being earned as a result of any Executive’s Qualifying Termination.
(f)    Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(g)    Withholding Taxes. All payments made under this Plan shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(h)    Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(i)    No Retention Rights. Nothing in this Plan shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.
(j)    Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Delaware (other than their choice-of-law provisions).
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